Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Flexion Therapeutics, Inc. of our report dated March 12, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is May 20, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Flexion Therapeutics, Inc.'s Current Report on Form 8-K dated May 20, 2020.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 11, 2020